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FrontLine Contact:
Jim Burnham/SVP, Finance
212-931-8024
jburnham@frontlinecapital.com


            FRONTLINE CAPITAL GROUP ADOPTS SHAREHOLDER RIGHTS PLAN

NEW YORK--October 24, 2000--FrontLine Capital Group (Nasdaq: FLCG) today announced that its Board of Directors has adopted a Shareholder Rights Plan and declared a dividend of one preferred share purchase right ("Right") to shareholders of record for each outstanding share of the Company's common stock as of the close of business on November 3, 2000.

The Rights Plan is designed to protect shareholders from various abusive takeover actions, including attempts to acquire control of the Company at an inadequate price which could deprive shareholders of the full value of their investment. The Rights were not adopted in response to any specific event, nor is FrontLine's Board of Directors aware of any person or group that is seeking to acquire control of the Company. The Rights will expire on October 15, 2010.

"The Rights Plan was adopted in the interest of our shareholders in order to ensure that the Board will be in the best position to protect their long-term value," said Scott Rechler, Chairman and CEO of FrontLine. Mr. Rechler further noted, "These types of protections are especially important at a time when we believe the market is not recognizing the intrinsic value of our Company."

Each Right will entitle shareholders to purchase one one-hundredth of a share of a new series of junior participating preferred stock of the Company for $60.00. The Rights will be exercisable only if a person or group acquires or announces their intent to acquire beneficial ownership of 15% or more of the Company's common stock.

If the Company is acquired in a merger after such an acquisition, all Rights holders except the acquiring person will also be entitled to purchase stock in the buyer at a discount in accordance with the Plan. The Rights distribution is not taxable to stockholders.

The Shareholder Rights Plan is being filed with the Securities and Exchange Commission.

                                   - MORE -

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About FrontLine Capital Group

FrontLine Capital Group (Nasdaq: FLCG) is a publicly-traded operating company that develops and manages companies that service small and medium-size enterprises and the mobile workforces of larger companies. FrontLine generally acquires significant interests in companies to influence their long-term direction and value creation and has committed $390 million in 12 companies, including HQ Global Workplaces, OnSite Access, EmployeeMatters, RealtyIQ.com, and UpShot.com. The company has two distinct operating units; one unit will hold FrontLine's investment in HQ Global and the other unit will hold all other assets. FrontLine allocates capital and management resources to maximize the potential value of its Companies.

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